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                                                                      EXHIBIT 99


            AVANIR ANNOUNCES SETTLEMENT OF LITIGATION WITH FORMER CEO

SAN DIEGO, March 24 /PRNewswire/ -- AVANIR Pharmaceuticals (OTC Bulletin Board:
AVNR), previously LIDAK Pharmaceuticals, David H. Katz, M.D., (the company's founder, former CEO, and a former director) and Mrs. Lee R. Katz (the wife of Dr. Katz) jointly announced a comprehensive settlement of all disputes, claims and litigation they have asserted against each other.

In the aftermath of a lengthy jury trial between AVANIR and the Katzes in September and October 1999, both the company and Dr. and Mrs. Katz expressly regret the expense and tribulation each have experienced as a result of actions by the other. The company specifically regrets that any of its public statements, including statements regarding cause for termination of Dr. Katz' employment, may have reflected adversely on him or provoked criticism of him by third parties. Dr. Katz regrets that any of his public statements regarding AVANIR, its directors or its officers may have reflected adversely on them or provoked criticism of AVANIR's management team by third parties. AVANIR recognizes the significant intellectual, scientific and financial contributions Dr. and Mrs. Katz have made to the development, growth and success of the company. AVANIR and the Katzes each extend best wishes to the other for their future endeavors.

Under the settlement terms, AVANIR has conveyed to Dr. Katz shares of Class A Common Stock valued at $3.9 million, and an additional cash payment in the amount of $175,000 has been made to Dr. Katz. A portion of the settlement has been funded by the company's insurer. Dr. Katz, his wife and two daughters have, in return, assigned voting control of their stock in AVANIR, whether directly or beneficially owned, to company management for a period of 7 years, and all of Dr. Katz' outstanding stock options, exercisable into 1,827,000 shares, have been cancelled. In addition, Dr. Katz and his wife have assigned the company any and all their rights to certain technology and related patent applications pertaining to research on allergy and asthma treatments.

AVANIR Pharmaceuticals, based in San Diego, develops novel therapeutic products for the treatment of chronic diseases.